UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) August 2, 2005
                                                 --------------


                           BISHOP CAPITAL CORPORATION
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Wyoming                      0-21867                84-0901126
           -------                      -------                ----------
(State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)              File Number)           Identification No.)


                    222 N. Broadway, Riverton, Wyoming 82501
                    ----------------------------------------
          (Address of principal executive offices, including zip code)


                                 (307) 856-3800
                                 --------------
              (Registrant's telephone number, including area code)


                 -----------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8

Item 8.01-Other Events.


The Registrant has set the record date for the reverse stock split being effected pursuant to the shareholder approved amendment to the Registrant's Articles of Incorporation as the close of business on August 8, 2005 (the "Record Date"). The shareholders approved a one-for-110 reverse stock split of the Common Stock of the Company (the "Reverse Stock Split") and the repurchase of fractional shares at a price of $1 per whole share (pre-split). Effective at 12:01 a.m. on August 9, 2005, without any further action by the holders, each 110 shares of Common Stock of the Company issued and outstanding immediately prior to the Record Date shall combine into one share of Common Stock. No fractional shares of Common Stock of the Company will be outstanding as a result of the Reverse Stock Split, but in lieu thereof the Company will pay to each shareholder who is otherwise entitled to a fractional share resulting from the Reverse Stock Split a price of $1.00 per whole share (pre-split).

     Shareholders who own less than 110 shares will no longer be shareholders of the Registrant. Their shares will be cashed out and purchased by the Registrant at a pre-split price of $1 per whole share. Shareholders who will be cashed out can remain shareholders of the Registrant should they so choose by purchasing prior to the Record Date a sufficient number of shares so that share ownership is at least 110 pre-split shares.

     As previously reported, at the Special Meeting of Shareholders held on December 16, 2004, the shareholders of the Registrant voted in favor of an amendment to its Articles of Incorporation to effect a 1 for 110 reverse stock split and the Registrant's repurchase of the resulting fractional shares at a price of $1 per whole share (pre-split) in order to enable the Registrant to end its obligations to file reports and make other filings with the Securities and Exchange Commission. As a result, the Registrant would no longer incur the substantial economic burden of being a public company when it could not obtain the principal benefits of being a public company - in particular, having a sustained public market and liquidity for its common stock; and, the ability to raise capital in the public market.

     651,856 shares were represented at the Meeting, more than a majority of the 969,127 shares of common stock outstanding and entitled to vote on the amendment as of the November 5, 2004 record date. 544,318 shares were voted in favor of the amendment; 104,712 shares against; and 826 shares abstained from voting.

     The shareholders overwhelmingly approved the amendment enabling the Registrant to cease SEC reporting and repurchase post-reverse split fractional shares at $1 per pre-split whole share (the "Transaction"). However, the Registrant did not implement the amendment and repurchase of fractional shares because of pending related litigation commenced in November 2004 by Robert Robotti and two affiliated entities ("Robotti").

     Shortly before the Shareholder Meeting, Robotti filed an action in the Federal District Court, Southern District of New York seeking to prevent the Meeting. Robotti claimed that the Company's Proxy Statement was materially inaccurate regarding, among other things, the value of the Company's assets. Robotti sought a court order to require the Company to amend its Proxy Statement in accordance with his views if the Company were to proceed with a shareholders meeting. At the suggestion of the Court, the parties entered a standstill agreement under which the Shareholder Meeting and vote would proceed, but the proposal for the reverse split, fractional share repurchase and withdrawal from SEC reporting - if approved by the shareholders - would not be implemented pending further order of the Court. Granting the Company's Motion, the Court transferred the case to the Federal District Court for Wyoming, where the Company is incorporated and has its principal place of business. Trial of the case is scheduled to begin on December 5, 2005.

     In July 2005 the Court, upon stipulation of the parties, vacated the standstill agreement clearing the way for the Registrant to implement the shareholder approved Transaction.









                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  August 2, 2005                 BISHOP CAPITAL CORPORATION



                                      By   /s/ Robert E. Thrailkill
                                           --------------------------------
                                           Robert E. Thrailkill
                                           President and Chief Executive Officer